The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-231125

Subject to Completion, dated April 30, 2019

Preliminary Prospectus Supplement
(To Prospectus dated April 30, 2019)

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

12,500,000 Shares of Common Stock

The selling stockholder referred to in this prospectus supplement is offering 12,500,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Westinghouse Air Brake Technologies Corporation. The shares offered hereby are issuable upon the conversion of approximately 4,337.9485 shares of Series A non-voting convertible preferred stock, par value $0.01 per share (“Series A Preferred Stock”). All purchasers will receive shares of Common Stock at settlement.

Wabtec is not selling any shares under this prospectus supplement, and we will not receive any of the proceeds from the sale of shares by the selling stockholder.

Our Common Stock is listed on the New York Stock Exchange under the symbol “WAB.” On April 29, 2019, the last reported sales price for our Common Stock on the New York Stock Exchange was $73.82 per share.

INVESTING IN THESE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND OUR PERIODIC REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, AS DESCRIBED UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE S-9 OF THIS PROSPECTUS SUPPLEMENT AND PAGE 7 OF THE ACCOMPANYING PROSPECTUS, BEFORE MAKING ANY DECISION WHETHER TO INVEST IN THESE SECURITIES.

	Per Share of Common Stock	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds (before expenses) to the selling stockholder	$	$
(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

The selling stockholder has granted the underwriters an option for a period of 30 days to purchase up to an additional 1,875,000 shares of Common Stock (issuable upon conversion of approximately 650.6923 shares of Series A Preferred Stock).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Common Stock against payment on or about             , 2019.

Morgan Stanley	Goldman Sachs & Co. LLC
BofA Merrill Lynch	Citigroup

The date of this prospectus supplement is         , 2019

Page

PROSPECTUS SUPPLEMENT

PROSPECTUS

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using an automatic “shelf” registration process. This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Additional information is incorporated by reference in this prospectus supplement. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement or the accompanying prospectus.

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free-writing prospectus we prepare or authorize. Neither we, the selling stockholder nor any of the underwriters has authorized anyone to give you any other information, and if any such other information is given, it should not be relied upon as having been authorized by us, the selling stockholder or any underwriter. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered hereby are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented hereby does not extend to you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in the securities offered hereby, you should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement, which we have referred you to under “Where You Can Find More Information.” The shelf registration statement described in the accompanying prospectus, including the exhibits thereto, are available on the SEC’s Internet web site at http://www.sec.gov, as described under “Where You Can Find More Information.”

If the information set forth in this prospectus supplement varies in any way from the information set forth in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus to “Wabtec,” “we,” “our,” “us” and the “Company” refer to Westinghouse Air Brake Technologies Corporation, a corporation organized under the laws of the State of Delaware, and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, including in this prospectus supplement, the accompanying prospectus, and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, we make and may in the future make “forward-looking” statements as that term is defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including statements regarding Wabtec’s expectations about future sales and earnings. All statements, other than historical facts, are forward-looking statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Forward-looking statements are subject to various risks, uncertainties and assumptions about us, including, among other things:

Economic and industry conditions

•	prolonged unfavorable economic and industry conditions in the markets served by Wabtec, including North America, South America, Europe, Australia, Asia and South Africa;
•	decline in demand for freight cars, locomotives, passenger transit cars, buses and related products and services;
•	reliance on major original equipment manufacturer customers;
•	original equipment manufacturers’ program delays;
•	demand for services in the freight and passenger rail industry;
•	demand for Wabtec’s products and services;
•	orders either being delayed, canceled, not returning to historical levels, or reduced or any combination of the foregoing;
•	consolidations in the rail industry;
•	continued outsourcing by Wabtec’s customers;
•	industry demand for faster and more efficient braking equipment;
•	fluctuations in interest rates and foreign currency exchange rates; and
•	availability of credit;

Operating factors

•	supply disruptions;
•	technical difficulties;
•	changes in operating conditions and costs;
•	increases in raw material costs;
•	successful introduction of new products;
•	performance under material long-term contracts;
•	labor relations;
•	the outcome of Wabtec’s existing or any future legal proceedings, including litigation involving Wabtec’s principal customers and any litigation with respect to environmental matters, asbestos-related matters, pension liabilities, warranties, product liabilities or intellectual property claims;

•	completion and integration of acquisitions, including the acquisition of Faiveley Transport and GE Transportation; and
•	the development and use of new technology;

Competitive factors

•	the actions of competitors; and
•	the outcome of negotiations with partners, suppliers, customers or others;

Political/governmental factors

•	political stability in relevant areas of the world;
•	future regulation/deregulation of Wabtec’s customers and/or the rail industry;
•	levels of governmental funding on transit projects, including for some of Wabtec’s customers;
•	political developments and laws and regulations, including those related to Positive Train Control;
•	federal and state income tax legislation;
•	the outcome of negotiations with governments; and
•	other risk factors as detailed from time to time in Wabtec’s reports filed with the SEC, including Wabtec’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, periodic current reports on Form 8-K and other documents filed with the SEC.

The foregoing list of important factors is not exclusive. Wabtec does not undertake any obligation to update any forward-looking statements, whether as a result of new information or development, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our Common Stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors” and the documents that we incorporate by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

The Company

Wabtec is one of the world’s largest providers of value-added, technology-based equipment, systems and services for the global passenger transit and freight rail industries. We believe we hold a leading market share for many of our core product lines globally. Our highly engineered products, which are intended to enhance safety, improve productivity and reduce maintenance costs for customers, can be found on most locomotives, freight cars, passenger transit cars and buses around the world. We provide our products and services through two principal business segments, the Transit Segment and the Freight Segment.

The Transit Segment primarily manufactures and services components for new and existing passenger transit vehicles, typically regional trains, high speed trains, subway cars, light-rail vehicles and buses; supplies rail control and infrastructure products including electronics, positive train control equipment, and signal design and engineering services; builds new commuter locomotives; and refurbishes passenger transit vehicles. Customers include public transit authorities and municipalities, leasing companies and manufacturers of passenger transit vehicles and buses around the world. Demand in the transit market is primarily driven by general economic conditions, passenger ridership levels, government spending on public transportation and investment in new rolling stock.

The Freight Segment primarily manufactures and services components for new and existing locomotives and freight cars; supplies rail control and infrastructure products including electronics, positive train control equipment and signal design and engineering services; overhauls locomotives; and provides heat exchangers and cooling systems for rail and other industrial markets. Customers include large, publicly traded railroads, leasing companies, manufacturers of original equipment such as locomotives and freight cars and utilities. Demand is primarily driven by general economic conditions and industrial activity; traffic volumes, as measured by freight carloadings; investment in new technologies; and deliveries of new locomotives and freight cars.

Westinghouse Air Brake Technologies Corporation is a Delaware corporation. Our executive offices are located at 1001 Air Brake Avenue, Wilmerding, PA 15148-0001, and our telephone number at that location is (412) 825-1000. Our website address is https://www.WabtecCorp.com or https://www.wabtec.com. The information contained on our website, other than the documents incorporated by reference into this prospectus, is not a part of or incorporated by reference into this prospectus.

The Combination with GE Transportation

On February 25, 2019, we consummated the combination of Wabtec with the transportation business (“GE Transportation”) of General Electric Company (“GE” or the “selling stockholder”) through a series of transactions (collectively, the “GET transactions”), including the merger (the “Merger”) of Wabtec US Rail Holdings, Inc., a Delaware corporation (“Merger Sub”), with and into Transportation Systems Holdings Inc., a Delaware Corporation, which, in connection with the Merger, changed its name to GE Transportation, a Wabtec Company (“SpinCo”), pursuant to the terms of the Agreement and Plan of Merger, dated as of May 20, 2018 and amended as of January 25, 2019, by and among Wabtec, GE, Merger Sub and SpinCo. Pursuant to the terms of the transaction agreements, Wabtec issued 46,763,975 shares of Common Stock to the holders of GE common stock, 19,018,207 shares of Common Stock to GE and 10,000 shares of Series A Preferred Stock to GE, and made a cash payment to GE of $2.85 billion.

Pursuant to the Shareholders Agreement, dated February 25, 2019, by and between Wabtec and GE (the “Shareholders Agreement”), GE is subject to certain requirements to sell, transfer or otherwise divest (i) by no later than 120 days following the closing date of the Merger, GE’s (and its affiliates’) ownership of Common Stock and/or Series A Preferred Stock so that GE (together with its affiliates) beneficially owns not less than 14.9% and not more than 19.9% of the number of shares of Common Stock that were outstanding immediately after the closing of the Merger, (ii) by no later than one year following the closing date of the Merger, GE’s (and its affiliates’) ownership of Common Stock and/or Series A Preferred Stock so that GE (together with its affiliates) beneficially owns not more than 18.5% of the number of shares of Common Stock that were outstanding immediately after the closing of the Merger, in each case of clauses (i) and (ii) treating the Series A Preferred Stock as the Common Stock into which it is convertible both for purposes of determining the number of shares of Common Stock owned and for purposes of determining the number of shares of Common Stock outstanding for such calculations and (iii) by no later than the third anniversary of the closing date of the Merger, all of the subject shares that GE (together with its affiliates) beneficially owns.

Recent Developments

The preliminary unaudited financial data presented below reflects our preliminary financial results based upon information available to us as of the date of this prospectus supplement, is not a comprehensive statement of our financial results for the three months ended March 31, 2019 and has not been audited or reviewed by either Wabtec’s or GE Transportation’s independent registered public accounting firms, nor has any independent registered public accounting firm performed any procedures with respect to such data or information. Our actual results may differ materially from this preliminary data. During the course of the preparation of our financial statements and related notes, additional adjustments to the preliminary unaudited financial data presented below may be identified. Any such adjustments may be material.

Preliminary First Quarter 2019 Financial Results

On April 25, 2019, we reported our unaudited preliminary financial results for the three-months ended March 31, 2019. The following table shows selected preliminary consolidated financial information of the Company.

	Three Months Ended March 31
In thousands, except per share amounts	2019	2018
Income Statement Data
Net sales	$1,593,617	$1,056,177
Cost of sales	(1,204,600)	(745,296)
Gross profit	389,017	310,881
Total operating expenses	(321,710)	(179,602)
Income from operations	$67,307	$131,279
Interest expense, net	$(44,569)	$(20,284)
Other (expense) income, net	(8,228)	2,586
Income tax expense	(18,523)	(26,124)
Net (loss) income attributable to Wabtec shareholders	$(4,472)	$88,366
Diluted Earnings per Common Share
Net (loss) income attributable to Wabtec shareholders	$(0.04)	$0.92
Fully diluted shares outstanding	121,226	96,371
Balance Sheet Data
Total assets	$19,077,905	$8,649,234
Cash and cash equivalents	512,870	580,908
Total liabilities	9,297,459	5,780,159
Total shareholders’ equity	9,780,446	2,869,075

Our preliminary first quarter 2019 financial results reflect the contribution of GE Transportation’s results for five weeks of the quarter. In connection with the GET transactions, during the three months ended March 31, 2019, we had pre-tax expense of $20 million for non-cash, recurring purchase price accounting charges and incurred one-time, non-recurring expenses comprising $58.9 million of transaction and restructuring costs, $80.0 million of non-cash purchase price accounting charges and $14.0 million of non-cash, accounting policy harmonization.

Net sales for the three months ended March 31, 2019 increased by $537.4 million to $1,593.6 million. The increase is primarily due to the contribution of GE Transportation during this period. For the three months ended March 31, 2019, we had Freight Segment net sales of $876.4 million and Transit Segment net sales of $717.2 million compared to $379.6 million and $676.6 million, respectively, for the corresponding prior-year period. Freight Segment sales increased primarily from the contribution of GE Transportation supplemented by organic sales growth. Transit Segment sales increased primarily from organic sales growth, partially offset by unfavorable foreign exchage.

For the three months ended March 31, 2019, cost of sales increased $459.3 million to $1,204.6 million and total operating expenses increased $142.1 million to $321.7 million, in each case, primarily as a result of the contribution of GE Transportation and costs related to the completion of the Merger.

Interest expense, net increased $24.3 million for the three month period ended March 31, 2019 compared to the corresponding prior-year period, primarily because of additional interest expense associated with the senior notes issued by Wabtec in September 2018 in connection with the financing of the GE Transportation acquisition.

Other income (expense), net totaled $8.2 million of expense for the three month period ended March 31, 2019 compared to $2.6 million of income for the corresponding period in 2018, primarily due to the remeasurement of certain foreign currency-denominated contracts.

For the three-months ended March 31, 2019, we had depreciation of $27.2 million and amortization of $28.7 million.

At March 31, 2019, our multi-year backlog was approximately $23.3 billion and our 12-month backlog was approximately $6.1 billion.

Supplemental Unaudited Pro Forma Financial Information

The supplemental unaudited pro forma financial information for the three-months ended March 31, 2019 set forth below gives effect to the GET transactions as if they had occurred on January 1, 2019. This supplemental unaudited pro forma information is based on Wabtec’s preliminary unaudited financial data for the three-months ended March 31, 2019 and GE Transportation’s preliminary unaudited financial data for the period from January 1, 2019 through February 24, 2019. After February 24, 2019, the financial results of GE Transportation are consolidated with those of Wabtec.

	Three Months Ended March 31, 2019
In millions	Preliminary Wabtec Historical	Preliminary GE Transportation Historical(1)	Supplemental Pro Forma Combined Wabtec/GE Transportation
Net sales	$1,593.6	$517.6	$2,111.2
Income from operations	$67.3	$17.8	$85.1
Net (loss) income	$(4.0)	$16.2	$12.2
(1)	GE Transportation’s preliminary historical financial results are presented for the period from January 1, 2019 through February 24, 2019 and do not include adjustments for purchase accounting, harmonization of accounting policies and other transaction-related costs. From the consummation of the GE transactions on February 25, 2019, GE Transportation’s financial results have been consolidated with those of Wabtec.

The supplemental unaudited pro forma financial information set forth above is based on preliminary results and has not been audited or reviewed by either Wabtec’s or GE Transportation’s independent registered public accounting firms, nor has any independent registered public accounting firm performed any procedures with respect to such data or information. While we believe that such supplemental information is based on reasonable assumptions, actual results may vary, and any such variations may be material.

The supplemental unaudited pro forma financial information set forth above has not been prepared in accordance with Article 11 of Regulation S-X. Accordingly, the supplemental unaudited pro forma financial information does not give effect to the pro forma adjustments that are required in connection with the preparation of pro forma financial information in accordance with Article 11 of Regulation S-X. As a result, the supplemental unaudited pro forma financial information presented here could materially differ from those determined in accordance with Article 11 of Regulation S-X. This supplemental unaudited pro forma financial information is presented for illustrative purposes only and is not indicative of the results of operations that would have actually occurred had the GET transactions occurred on January 1, 2019 or the results which may be obtained in the future. See “Risk Factors – Risks Relating to This Offering and Our Common Stock – The unaudited pro forma combined financial information of Wabtec and GE Transportation is not intended to reflect what actual results of operations and financial condition would have been had Wabtec and GE Transportation been a combined company for the periods presented, and therefore these results may not be indicative of Wabtec’s future operating performance.”

The Offering

Selling Stockholder:
General Electric Company
Common Stock offered by the selling stockholder:
12,500,000 shares of Common Stock (issuable upon conversion of approximately 4,337.9485 shares of Series A Preferred Stock)
Common Stock outstanding after this offering:
175,317,600 shares of Common Stock(1)
Option to purchase additional Common Stock:
The selling stockholder has granted the underwriters an option for a period of 30 days to purchase up to an additional 1,875,000 shares of Common Stock (issuable upon conversion of approximately 650.6923 shares of Series A Preferred Stock).
Our Common Stock is listed on the New York Stock Exchange under the symbol:
WAB
Use of proceeds:
All of the shares in this offering are being sold by the selling stockholder. Accordingly, we will not receive any proceeds from the sale of these shares.
Dividend Policy:
While we currently intend to continue paying dividends on a quarterly basis, any future determination with respect to the declaration and payment of dividends will be at the discretion of our board of directors and may be restricted by the provisions of the General Corporation Law of the State of Delaware, as amended, and covenants in our then-existing indebtedness agreements.
Risk factors:
You should read the section entitled “Risk Factors” beginning on page S-9 of this prospectus supplement, as well as other cautionary statements throughout or incorporated by reference in this prospectus supplement, before deciding whether to invest in our Common Stock.
(1)	The number of shares of Common Stock outstanding immediately after this offering is based on the number of shares of Common Stock outstanding as of March 31, 2019, adjusted to give effect to the conversion of approximately 4,337.9485 shares of Series A Preferred Stock into 12,500,000 shares of Common Stock in connection with the consummation of this offering. This number does not include:
•	an aggregate of 290,347 shares issuable upon vesting of restricted stock units outstanding under our equity incentive plans as of such date, provided that we may elect to deliver cash in lieu of such shares at settlement;
•	an aggregate of 1,135,302 shares issuable upon vesting of performance units outstanding under our equity incentive plans as of such date, assuming shares vest at maximum performance achievement levels;
•	an aggregate of 594,270 shares issuable upon exercise of stock options outstanding under our equity incentive plans as of such date with a weighted-average exercise price of $63.58 per share; and
•	an aggregate of 1,951,722 shares reserved for future issuance under our equity incentive plans as of such date.

In addition, this number does not include 16,315,464 shares of Common Stock issuable upon the conversion of the remaining approximately 5,662.0515 shares of Series A Preferred Stock to be held by GE immediately following the consummation of this offering. Unless otherwise indicated, all information contained in this prospectus supplement assumes the underwriters’ option to purchase additional shares from the selling stockholder will not be exercised.

RISK FACTORS

An investment in our Common Stock involves risks. Before deciding whether to purchase any of our securities, you should carefully consider the risks involved in an investment in our securities, as set forth in Item 1A, Risk Factors, in our Annual Report on Form 10-K for our fiscal year ended December 31, 2018, and the other risks described in this prospectus supplement or the accompanying prospectus and in any of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus. These risks are not the only ones we will face. The risks and uncertainties that we discuss in any document incorporated by reference in this prospectus supplement or the accompanying prospectus are those that we believed as of the date of the document to be risks which may materially affect our company. Additional risks and uncertainties not then known to us or that we then believed to be immaterial also may materially and adversely affect our business, financial condition and results of operations. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Relating to This Offering and Our Common Stock

The unaudited pro forma combined financial information of Wabtec and GE Transportation is not intended to reflect what actual results of operations and financial condition would have been had Wabtec and GE Transportation been a combined company for the periods presented, and therefore these results may not be indicative of Wabtec’s future operating performance.

The unaudited pro forma condensed combined financial information as of, and for the year ended, December 31, 2018, which is incorporated by reference in this prospectus supplement, is for illustrative purposes only and is not intended to, and does not purport to, represent what Wabtec’s actual results or financial condition would have been if the GET transactions had occurred on the relevant date. In addition, such unaudited pro forma condensed combined financial information is based in part on certain assumptions regarding the GET transactions that Wabtec believes are reasonable, but that may not prove to be accurate. These assumptions, including with respect to purchase price allocations, are preliminary and remain subject to updating in connection with our integration activities.

The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or transaction-related costs or incremental capital spending that Wabtec management believes are necessary to realize the anticipated synergies from the GET transactions. Accordingly, the pro forma financial information incorporated by reference in this prospectus supplement does not reflect what Wabtec’s results of operations or operating condition would have been had Wabtec and GE Transportation been a consolidated entity during all periods presented, or what Wabtec’s results of operations and financial condition will be in the future.

In addition, this prospectus supplement includes supplemental unaudited pro forma financial information for the three months ended March 31, 2019. This supplemental unaudited pro forma financial information is subject to the risks described above. In addition, this supplemental unaudited pro forma financial information has not been prepared in accordance with Article 11 of Regulation S-X. Accordingly, this supplemental unaudited pro forma financial information does not give effect to the pro forma adjustments that might be required in connection with the preparation of pro forma financial information in accordance with Article 11 of Regulation S-X. As a result, the supplemental unaudited pro forma financial information presented here could materially differ from those determined in accordance with Article 11 of Regulation S-X. This supplemental unaudited pro forma financial information is for illustrative purposes only and is not intended to, and does not purport to, represent what Wabtec’s actual results or financial condition would have been if the GET transaction had not occurred on the relevant date.

Sales of our Common Stock (including Common Stock issuable upon the conversion of Series A Preferred Stock) by the selling stockholder in this offering and in future offerings may negatively affect the market price of our Common Stock.

We have filed a registration statement with the SEC registering shares of our Common Stock and Series A Preferred Stock under the Securities Act for resale by the selling stockholder. The market price of our Common Stock could decline as a result of future sales of a large number of shares of our Common Stock pursuant to the shelf registration statement or otherwise, or the perception that such sales could occur, among other factors. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. Additionally, the market price of our Common Stock could fluctuate significantly, as it has done in the past, and you may not be able to resell your shares at or above the purchase price.

Although these required sales have been publicly disclosed, future sales by GE of a substantial number of shares could reduce the market price of our Common Stock. The foregoing description of the Shareholders Agreement is qualified in its entirety by reference to the full text of the Shareholders Agreement. See “Prospectus Supplement Summary—The Combination with GE Transportation” and “Where You Can Find More Information.”

USE OF PROCEEDS

All of the securities offered by this prospectus supplement are being sold by the selling stockholder. Accordingly, we will not receive any proceeds from the sale of these shares.

SELLING STOCKHOLDER

We have prepared the following table based on information given to us by, or on behalf of, the selling stockholder on or before the date hereof with respect to the beneficial ownership of the shares of our Common Stock and Series A Preferred Stock held by the selling stockholder as of April 29, 2019, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under such rule, beneficial ownership includes any shares over which the selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days of such date through the exercise of any options, warrants or other rights. Except as otherwise indicated, we believe that the selling stockholder has sole voting and investment power with respect to all shares of Common Stock and Series A Preferred Stock shown as beneficially owned by it. The beneficial ownership information presented in this table is not necessarily indicative of beneficial ownership for any other purpose. We have not independently verified this information.

In the table below, the percentage of shares beneficially owned is based on 10,000 shares of our Series A Preferred Stock outstanding and 162,817,600 shares of our Common Stock outstanding as of March 31, 2019 (resulting in a total of 191,633,064 shares of Common Stock on an as-converted basis).

	Prior to the Offering						After the Offering
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding(2)	Number of Shares of Series A Preferred Stock Beneficially Owned	Percent of Shares of Series A Preferred Stock Outstanding	Number of Shares of Common Stock Being Offered	Approx. Number of Shares of Series A Preferred Stock Being Offered	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding(2)	Approx. Number of Shares of Series A Preferred Stock Beneficially Owned	Percent of Shares of Series A Preferred Stock Outstanding
General Electric Company(1)	47,833,671	25.0%	10,000	100.0%	12,500,000	4,337.9485	35,333,671	18.4%	5,662.0515	100.0%
(1)	General Electric Company is a corporation incorporated under the laws of the State of New York. The principal business of GE is providing global diversified infrastructure and financial services. The principal business address and principal office address of General Electric Company is 41 Farnsworth Street, Boston, Massachusetts 02210.
(2)	Calculated on an as-converted basis.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of certain U.S. federal income tax considerations related to the acquisition, ownership and disposition of our Common Stock by a non-U.S. holder, as defined below, that acquires our Common Stock pursuant to this offering. As described in this prospectus supplement and the accompanying prospectus, the shares offered hereby include shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock. All purchasers will receive shares of Common Stock at settlement. As participants in this offering cannot directly hold or acquire Series A Preferred Stock, the discussion below addresses only U.S. federal income tax consequences relevant to our Common Stock.

This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial opinions and published rulings of the IRS, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect, which may result in tax consequences different from those discussed below. We have not sought, and will not seek, any ruling from the Internal Revenue Services (the “IRS”) with respect to the tax considerations discussed herein, and there can be no assurance that the IRS will not take a position contrary to those discussed below or that any position taken by the IRS will not be sustained by a court.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances. In addition, this discussion does not address (i) estate and gift and other non-income tax laws, (ii) state, local or non-U.S. tax considerations, (iii) the special tax rules that may apply to certain investors, including, without limitation, banks or other financial institutions, insurance companies, controlled foreign corporations, passive foreign investment companies, broker-dealers or traders in securities, grantor trusts, personal holding companies, taxpayers who have elected mark-to-market accounting, tax-exempt entities, pension plans, pass-through entities (such as subchapter S corporations) or any investors in such entities, or U.S. expatriates or former long-term residents of the United States, (iv) the special tax rules that may apply to an investor that acquires, holds or disposes of our Common Stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction, or (v) the effect, if any, of the alternative minimum tax. This discussion assumes that a non-U.S. holder will hold shares of our Common Stock acquired pursuant to this offering as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our Common Stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. person; and a “U.S. person” is any person or entity that, for U.S. federal income tax purposes, is: (i) an individual citizen or resident of the United States; (ii) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (a) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

The tax treatment of an entity or arrangement treated as a partnership for U.S. federal income tax purposes and each partner thereof will generally depend upon the status and activities of the partnership and such partner. An investor that is treated as a partnership for U.S. federal income tax purposes or a partner in such partnership should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to the partnership’s acquisition, ownership and disposition of our Common Stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSIDERATIONS RELATED TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT AND OTHER NON-INCOME TAX LAWS AND ANY APPLICABLE TAX TREATY.

Distributions on Common Stock

If we pay cash or distribute property (other than certain distributions of stock) to non-U.S. holders of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in our Common Stock. Any remaining excess amount of such distribution once a non-U.S. holder’s tax basis in our Common Stock has been reduced to zero will be treated as gain from the sale or exchange of our Common Stock. For a further discussion of the treatment of gain from the sale or exchange of our Common Stock and distributions treated as a return of capital, see “—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Subject to the discussions below, including under “—Information Reporting and Backup Withholding” and “—FATCA Withholding,” dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of a reduced withholding rate under an applicable income tax treaty generally will be required to submit a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form), as applicable, and certify under penalties of perjury that such non-U.S. holder is not a United States person and is eligible for the benefits of the applicable tax treaty. These forms may need to be periodically updated. If a non-U.S. holder holds our Common Stock through a financial institution or other intermediary, such non-U.S. holder generally will be required to provide the appropriate documentation to the financial institution or other intermediary.

A non-U.S. holder eligible for a reduced rate of withholding of U.S. federal income tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) generally are exempt from U.S. federal withholding tax. In order to obtain this exemption, a non-U.S. holder must provide a properly completed IRS Form W-8ECI (or appropriate successor form) certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates generally applicable to the income of a United States person. Dividends received by a corporate non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) may be subject to an additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the discussions below, including under “—Information Reporting and Backup Withholding” and “—FATCA Withholding,” any gain realized by a non-U.S. holder on a sale, exchange or other taxable disposition of our Common Stock generally will not be subject to U.S. federal income or withholding tax, unless:

•	the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States),
•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such disposition, and certain other conditions are met, or
•	we are or have been a United States real property holding corporation for U.S. federal income tax purposes (a “USRPHC”) at any time during the shorter of the five-year period ending on the date of disposition and the period that the non-U.S. holder held our Common Stock, the non-U.S. holder is not eligible for an exemption under an applicable income tax treaty and either (i) our Common Stock ceases to be regularly traded on an established securities market or (ii) such non-U.S. holder held more than 5% of our Common Stock at any time during the relevant period (as described below).

Gain that is described in the first bullet point above generally will be subject to U.S. federal income tax at the regular graduated U.S. federal income tax rates generally applicable to the income of a United States person. A non-U.S. holder that is a corporation also may be subject to a branch profits tax on such gain at a rate of 30% (or such lower rate specified by an applicable income tax treaty).

A non-U.S. holder described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the sale, exchange or other taxable disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder.

With respect to the third bullet point above, a U.S. corporation generally is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are not currently, and will not become, a USRPHC. If we are or become a USRPHC, subject to the next sentence, a non-U.S. holder generally will be taxed on gain recognized on the sale, exchange or other taxable disposition of our Common Stock in the same manner as if such non-U.S. holder were a United States person (subject to an applicable income tax treaty providing otherwise), and a 15% withholding tax will apply to the gross proceeds from the sale, exchange or other taxable disposition of our Common Stock. However, if and so long as our Common Stock continues to be “regularly traded on an established securities market,” as defined by applicable Treasury Regulations, the 15% withholding tax on gross proceeds will not apply, and a non-U.S. holder generally will not be subject to U.S. federal income tax with respect to such gain as a result of our current or former status as a USRPHC if such non-U.S. holder held, directly or constructively (by application of certain attribution rules), at all times during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period for our Common Stock, 5% or less of our Common Stock.

Non-U.S. holders are urged to consult their own tax advisors regarding these rules as well as the potential applicability of any income tax treaty in their particular circumstances.

Information Reporting and Backup Withholding

The amount of dividends paid to a non-U.S. holder on our Common Stock and the tax, if any, withheld with respect to those dividends generally must be reported annually to the IRS and to such non-U.S. holder of our Common Stock. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which such non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of our Common Stock to or through the U.S. office (and in certain cases, the foreign office) of a broker, unless the non-U.S. holder establishes that it is not a United States person.

Under some circumstances, Treasury Regulations require U.S. federal backup withholding, currently at a rate of 24%, on reportable payments with respect to our Common Stock. A non-U.S. holder generally may eliminate the requirement for U.S. federal backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form) or by otherwise establishing an exemption. Notwithstanding the foregoing, U.S. federal backup withholding may apply if the payor has actual knowledge, or reason to know, that the non-U.S. holder is a United States person. Backup withholding is not an additional tax. Rather, the amount of any U.S. federal backup withholding generally will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such non-U.S. holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

FATCA Withholding

Sections 1471-1474 of the Code and the Treasury Regulations promulgated thereunder, commonly referred to as “FATCA,” impose a 30% U.S. federal withholding tax on certain types of payments, including U.S.-source dividends, made to (i) “foreign financial institutions,” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, or are otherwise eligible for an exemption, and (ii) certain non-financial foreign entities, unless they certify certain information regarding their direct and indirect U.S. owners, or otherwise establish an exemption. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders are urged to consult their own tax advisors regarding FATCA and the application of these requirements to any investment in our Common Stock.

In addition, FATCA may impose a 30% withholding tax on payments of gross proceeds from the sale, exchange or redemption of property, such as stock, that gives rise to U.S.-source dividends. The IRS has issued Proposed Treasury Regulations that eliminate withholding on payments of gross proceeds (but not on payments of dividends). Pursuant to the Proposed Regulations, the issuer and any withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until the final regulations are issued.

We will not pay any additional amounts to non-U.S. holders with respect to any amounts withheld, including pursuant to FATCA.

The discussion of U.S. federal income tax considerations set forth above is included for general information only and is not tax advice. Prospective investors are urged to consult their own tax advisors with respect to the particular U.S. federal income tax consequences to them of the acquisition, ownership and disposition of our Common Stock and the application of any state, local and non-U.S. tax laws and U.S. federal estate and gift and other non-income tax laws, as well as the possible effects of any applicable tax treaty or changes in applicable tax laws.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC are acting as representatives, have severally agreed to purchase, and the selling stockholder has agreed to sell to them, severally, an aggregate of approximately 4,337.9485 shares of Series A Preferred Stock, which upon sale shall convert into the number of shares of Common Stock indicated below:

Name	Number of Shares of Common Stock
Morgan Stanley & Co. LLC
Goldman Sachs & Co. LLC
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Total:	12,500,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Common Stock upon conversion of the shares of Series A Preferred Stock received from the selling stockholder, subject to prior sale and subject to the underwriters’ right to reject any order in whole or in part. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for such shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of Common Stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $       per share under the public offering price. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the representative.

The selling stockholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 1,875,000 shares of Common Stock (issuable upon conversion of approximately 650.6923 additional shares of Series A Preferred Stock) at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Common Stock (issuable upon the conversion of additional shares of Series A Preferred Stock) as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Common Stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling stockholder. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,875,000 shares of Common Stock (issuable upon conversion of approximately 650.6923 additional shares of Series A Preferred Stock).

Total
	Per Share of Common Stock	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by the selling stockholder:	$	$	$
Proceeds, before expenses, to selling stockholder	$	$	$

The estimated offering expenses payable by the selling stockholder, exclusive of the underwriting discounts and commissions, are approximately $      .

Our Common Stock has been approved for listing on the New York Stock Exchange under the trading symbol “WAB”.

We and all directors and executive officers have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we and they will not, during the period ending 45 days after the date of this prospectus supplement (the “company restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock;
•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock; or
•	file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock;

whether any such transaction described above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. In addition, each such director and executive officer agrees that, without the prior written consent of the representatives on behalf of the underwriters, such director and executive officer will not, during the company restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

The restrictions described in the immediately preceding paragraph to do not apply:

•	in the case of Wabtec, to:
•	the sale of shares to the underwriters; or
•	the issuance by the Company of securities pursuant to any equity incentive plan disclosed in this prospectus supplement or accompanying prospectus or shares of Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement that has been disclosed in this prospectus supplement or accompanying prospectus;
•	transactions by or involving the Selling Shareholder permitted by the Underwriting Agreement (including the issuance of Common Stock upon conversion of shares of Series A Preferred Stock in this offering);
•	the filing of any registration statement on Form S-8 under the Securities Act relating to securities granted pursuant to or reserved for issuance under any effective director or employee equity compensation plan described in this prospectus supplement or the accompanying prospectus; or
•	the adoption of, and issuance under, any new equity incentive plan, and the registration under the Securities Act of securities thereunder on Form S-8, provided that any shares of Common Stock, or securities exchangeable or exercisable for or convertible into Common Stock, issued to a director or executive officer pursuant to such new equity incentive plan shall be subject to the restrictions described above.
•	in the case of our directors and executive officers, subject to certain limitations with respect to reporting obligations, to:
•	bona fide gifts, provided that each done agrees to be subject to the restrictions described above and no filing under Section 16(a) of the Exchange Act is required or voluntarily made during the company restricted period;

•	transfers to members of such director’s or executive officer’s immediate family, provided that each recipient agrees to be subject to the restrictions described above and no filing under Section 16(a) of the Exchange Act is required or voluntarily made during the company restricted period;
•	transfers by will or intestate succession, provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made during the company restricted period;
•	transfers pursuant to a qualified domestic order or in connection with a divorce settlement, provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made during the company restricted period;
•	transactions relating to shares of Common Stock acquired in the open market after the completion of the offering of the shares, provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions;
•	transfers pursuant to existing trading plans pursuant to Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Plan”) entered into prior to the date of this prospectus supplement;
•	the establishment of a new Rule 10b5-1 Plan, provided that no transfers shall be permitted during the company restricted period pursuant to such new Rule 10b5-1 Plan; or
•	exercises of stock options or other awards on a cashless basis or otherwise to satisfy withholding tax obligations with respect to awards granted pursuant to our equity incentive plans, provided that the restrictions described above shall apply to any securities issued upon such exercise and to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company, such filing shall clearly indicate in the codes and footnotes thereto that the disposition of shares was made solely to the Company in connection with such exercises.

In addition, the selling stockholder has agreed that, without the prior written consent of the representatives on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus supplement (the “selling stockholder restricted period”):

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock;
•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock; or
•	request the filing of any registration statement with the Securities and Exchange Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock;

whether any such transaction described above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of shares to the underwriters;
•	the issuance by the Company of shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock sold in this offering;
•	transfers of shares to certain permitted transferees of the selling stockholder, provided that the restrictions described above shall apply to any such transferee and no filing under Section 16(a) of the Exchange Act is required or voluntarily made during the selling shareholder restricted period in connection with subsequent sales of Common Stock or other securities acquired in such transfers;

•	transactions by the selling stockholder relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with subsequent sales of the Common Stock or other securities acquired in such open market transactions;
•	transfer, sale, tender or other disposition of shares of Common Stock pursuant to a bona fide third party tender offer, exchange offer or merger or other similar business combination transaction effected by or involving the Company, provided that any shares of Common Stock or other securities that are not so transferred, sold, tendered or otherwise disposed of shall remain subject to the restrictions described above; or
•	transfers of shares of Common Stock or such other securities under certain “piggyback” registration rights pursuant to the Shareholders Agreement between Wabtec and GE dated February 25, 2019.

The representatives, in their sole discretion, may release the Common Stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the Common Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Common Stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Common Stock in the open market to stabilize the price of the Common Stock. These activities may raise or maintain the market price of the Common Stock above independent market levels or prevent or retard a decline in the market price of the Common Stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholder and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Common Stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and GE, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our Common Stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our Common Stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our Common Stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our Common Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Common Stock to be offered so as to enable an investor to decide to purchase any shares of our Common Stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our Common Stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Common Stock in, from or otherwise involving the United Kingdom.

Canada

The shares of Common Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of Common Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33- 105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares of Common Stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of Common Stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Common Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of Common Stock may not be circulated or distributed, nor may the shares of Common Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of Common Stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of Common Stock pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)	where no consideration is or will be given for the transfer;
(c)	where the transfer is by operation of law;
(d)	as specified in Section 276(7) of the SFA; or
(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Common Stock.

Accordingly, the shares of Common Stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Common Stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Common Stock. The shares of Common Stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Common Stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Common Stock. The shares of Common Stock may only be transferred en bloc without subdivision to a single investor.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Jones Day, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York. The selling stockholder has been represented by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The combined financial statements of GE Transportation as of December 31, 2018 and 2017, and for each of the three years in the three-year period ended December 31, 2018, have been incorporated by reference into this prospectus supplement in reliance upon the report by KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Westinghouse Air Brake Technologies Corporation appearing in Westinghouse Air Brake Technologies Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2018, as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018 (including the schedule appearing therein), and the effectiveness of Westinghouse Air Brake Technologies Corporation’s internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference, which as to the year 2016 is based in part on the report of PricewaterhouseCoopers Audit, independent registered public accounting firm. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The audited financial statements of Faiveley Transport S.A. for the period from November 30, 2016 to December 31, 2016, not separately incorporated by reference herein, have been audited by PricewaterhouseCoopers Audit, an independent registered public accounting firm, whose report thereon is incorporated by reference herein. The audited financial statements of Westinghouse Air Brake Technologies Corporation to the extent they relate to Faiveley Transport S.A. have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act with respect to the Common Stock and Series A Preferred Stock offered by this prospectus supplement and the accompanying prospectus. You should review the information and exhibits in the registration statement for further information about us and the securities that are being offered by this prospectus supplement and the accompanying prospectus. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to those filings. You should review the complete document to evaluate those statements.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. Our SEC filings are available to the public on the SEC’s Internet website at http://www.sec.gov. Those filings are also available to the public on our corporate website at https://www.WabtecCorp.com or https://www.wabtec.com. The information contained on our website, other than the documents incorporated by reference into this prospectus supplement, is not part of or incorporated by reference into this prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus supplement until the offering of the securities is terminated. The information incorporated by reference by us is an important part of this prospectus supplement. Any statement in a document incorporated by reference by us into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will be not deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

•	Our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 27, 2019;
•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2019;
•	our Current Reports on Form 8-K filed with the SEC on January 31, 2019, February 15, 2019, February 25, 2019, April 25, 2019 (the Current Report under Item 5.02 of Form 8-K) and April 30, 2019; and
•	the description of our Common Stock contained in Wabtec’s Form 8-A filed with the SEC on May 19, 1995, including any amendment or report filed for the purposes of updating such description.

Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus supplement.

Statements contained in this prospectus supplement as to the contents of any contract, agreement or other document referred to in this prospectus supplement do not purport to be complete, and where reference is made to the particular provisions of that contract, agreement or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract, agreement or other document. For a more complete understanding and description of each such contract, agreement or other document, we urge you to read the exhibits to the registration statement of which this prospectus supplement is a part.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and a copy of any or all other contracts, agreements or documents which are referred to in this prospectus supplement. Requests should be directed to: Westinghouse Air Brake Technologies Corporation, Wilmerding, Pennsylvania 15148-0001, Attention: Corporate Secretary; telephone number: (412) 825-1000.

PROSPECTUS

WESTINGHOUSE AIR BRAKE TECHNOLOGIES CORPORATION

47,833,671 Shares of Common Stock
comprising
19,018,207 Shares of Common Stock
and
28,815,464 Shares of Common Stock
issuable upon conversion of
10,000 Shares of Series A Non-Voting Convertible Preferred Stock

The selling stockholder of Westinghouse Air Brake Technologies Corporation referred to in this prospectus, together with any additional selling stockholders listed in any applicable prospectus supplement, may offer and resell, from time to time, up to (1) 19,018,207 shares of our common stock, par value $0.01 per share (“Common Stock”), and (2) 28,815,464 shares of our Common Stock issuable upon the conversion of shares of our Series A non-voting convertible preferred stock, par value $0.01 per share (“Series A Preferred Stock”). The selling stockholder acquired shares of our Common Stock and Series A Preferred Stock in connection with transactions related to the combination of Wabtec with the transportation business (“GE Transportation”) of General Electric Company (“GE” or the “selling stockholder”), including the merger (the “Merger”) of Wabtec US Rail Holdings, Inc., a Delaware corporation (“Merger Sub”), with and into Transportation Systems Holdings Inc., a Delaware Corporation, which, in connection with the Merger, changed its name to GE Transportation, a Wabtec Company (“SpinCo”), pursuant to the terms of the Agreement and Plan of Merger, dated as of May 20, 2018 and amended as of January 25, 2019, by and among Wabtec, GE, Merger Sub and SpinCo. The Merger and the related transactions (collectively, the “GET transactions”) were completed on February 25, 2019.

Each share (or fractional interest therein) of Series A Preferred Stock will automatically convert, at the Conversion Rate (as defined below), into the right to receive Common Stock upon the (1) sale or other transfer (excluding any bona fide pledge) of such share (or fractional interest therein) to a third party that is not an affiliate of GE, (2) distribution of such share (or fractional interest therein) as part of a pro rata distribution of shares of Series A Preferred Stock to the holders of GE’s common stock or (3) exchange of such share (or fractional interest therein) as part of an exchange offer with the holders of GE’s common stock by GE for the Series A Preferred Stock (each, a “Conversion Event”). Shares (or fractional interests therein) of Series A Preferred Stock are not convertible into Common Stock at any time at which they are beneficially owned by GE or its subsidiaries. Upon the acquisition of beneficial ownership of a share (or fractional interest therein) of Series A Preferred Stock by a purchaser, transferee or recipient in a Conversion Event, such share (or fractional interest therein) of Series A Preferred Stock will automatically convert into the right to receive Common Stock at a “Conversion Rate” equal to 2,881.5464 shares of Common Stock for each share of Series A Preferred Stock. Shares of Series A Preferred Stock will not be transferred directly to purchasers thereof; such shares of Series A Preferred Stock will instead be received by the conversion agent for the benefit of the purchasers thereof and such purchasers will receive shares of Common Stock upon conversion of the Series A Preferred Stock. No fractional shares of Common Stock will be issued upon the conversion of any shares of Series A Preferred Stock.

Wabtec is not selling any shares of Common Stock or Series A Preferred Stock under this prospectus, and we will not receive any of the proceeds from the sale of shares by the selling stockholder. The selling stockholder may sell the shares of Common Stock and Series A Preferred Stock described in this prospectus through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. We provide more information about how the selling stockholder may sell its shares of Common Stock and Series A Preferred Stock in the section of this prospectus entitled “Plan of Distribution.”

Our Common Stock is listed on the New York Stock Exchange under the symbol “WAB.” On April 29, 2019, the last reported sales price for our Common Stock on the New York Stock Exchange was $73.82 per share. Our Series A Preferred Stock is not listed on any exchange, and we do not intend to list our Series A Preferred Stock on any exchange.

INVESTING IN THESE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, ANY APPLICABLE PROSPECTUS SUPPLEMENT AND OUR PERIODIC REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, AS DESCRIBED UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 7 OF THIS PROSPECTUS, BEFORE MAKING ANY DECISION WHETHER TO INVEST IN THESE SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2019

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using an automatic “shelf” registration process. Under this process, any selling stockholder named in this prospectus or in one or more supplements to this prospectus may sell shares of Common Stock or Series A Preferred Stock from time to time. Each time any such selling stockholder sells shares of Common Stock or Series A Preferred Stock under the registration statement of which this prospectus is a part, such selling stockholder will provide a copy of this prospectus and any applicable prospectus supplement, as required by law. Any applicable prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

The selling stockholder may offer and sell shares of Common Stock or Series A Preferred Stock directly to purchasers, through agents selected by the selling stockholder, or to or through broker-dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents or broker-dealers involved in the sale of shares of Common Stock or Series A Preferred Stock offered hereby. See “Plan of Distribution.”

We have not authorized, and no selling stockholder has authorized, anyone to provide you with information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or any free writing prospectus related hereto filed by us with the SEC. If given or made, any such other information or representation should not be relied upon as having been authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered hereby are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented hereby does not extend to you. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus to “Wabtec,” “we,” “our,” “us” and the “Company” refer to Westinghouse Air Brake Technologies Corporation, a corporation organized under the laws of the State of Delaware, and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. Our SEC filings are available to the public on the SEC’s Internet website at http://www.sec.gov. Those filings are also available to the public on our corporate website at https://www.WabtecCorp.com or https://www.wabtec.com. The information contained on our website, other than the documents incorporated by reference into this prospectus, is not part of or incorporated by reference into this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus documents we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede that information. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any filings after the date of this prospectus until the offering of the securities is terminated. The information incorporated by reference by us is an important part of this prospectus. Any statement in a document incorporated by reference by us into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will be not deemed, except as so modified or superseded, to constitute a part of this prospectus.

•	Our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 27, 2019;
•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2019;
•	our Current Reports on Form 8-K filed with the SEC on January 31, 2019, February 15, 2019, February 25, 2019, April 25, 2019 (the Current Report under Item 5.02 of Form 8-K) and April 30, 2019; and
•	the description of our Common Stock contained in Wabtec’s Form 8-A filed with the SEC on May 19, 1995, including any amendment or report filed for the purposes of updating such description.

Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus.

Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of that contract, agreement or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract, agreement or other document. For a more complete understanding and description of each such contract, agreement or other document, we urge you to read the exhibits to the registration statement of which this prospectus is a part.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts, agreements or documents which are referred to in this prospectus. Requests should be directed to: Westinghouse Air Brake Technologies Corporation, Wilmerding, Pennsylvania 15148-0001, Attention: Corporate Secretary; telephone number: (412) 825-1000.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

From time to time, including in this prospectus, any applicable prospectus supplement, and in the documents incorporated by reference into this prospectus and any applicable prospectus supplement, we make and may in the future make “forward-looking” statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including statements regarding Wabtec’s expectations about future sales and earnings. All statements, other than historical facts, are forward-looking statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Forward-looking statements are subject to various risks, uncertainties and assumptions about us, including, among other things:

Economic and industry conditions

•	prolonged unfavorable economic and industry conditions in the markets served by Wabtec, including North America, South America, Europe, Australia, Asia and South Africa;
•	decline in demand for freight cars, locomotives, passenger transit cars, buses and related products and services;
•	reliance on major original equipment manufacturer customers;
•	original equipment manufacturers’ program delays;
•	demand for services in the freight and passenger rail industry;
•	demand for Wabtec’s products and services;
•	orders either being delayed, canceled, not returning to historical levels, or reduced or any combination of the foregoing;
•	consolidations in the rail industry;
•	continued outsourcing by Wabtec’s customers;
•	industry demand for faster and more efficient braking equipment;
•	fluctuations in interest rates and foreign currency exchange rates; and
•	availability of credit;

Operating factors

•	supply disruptions;
•	technical difficulties;
•	changes in operating conditions and costs;
•	increases in raw material costs;
•	successful introduction of new products;
•	performance under material long-term contracts;
•	labor relations;
•	the outcome of Wabtec’s existing or any future legal proceedings, including litigation involving Wabtec’s principal customers and any litigation with respect to environmental matters, asbestos-related matters, pension liabilities, warranties, product liabilities or intellectual property claims;

•	completion and integration of acquisitions, including the acquisition of Faiveley Transport and GE Transportation; and
•	the development and use of new technology;

Competitive factors

•	the actions of competitors; and
•	the outcome of negotiations with partners, suppliers, customers or others;

Political/governmental factors

•	political stability in relevant areas of the world;
•	future regulation/deregulation of Wabtec’s customers and/or the rail industry;
•	levels of governmental funding on transit projects, including for some of Wabtec’s customers;
•	political developments and laws and regulations, including those related to Positive Train Control;
•	federal and state income tax legislation;
•	the outcome of negotiations with governments; and
•	other risk factors as detailed from time to time in Wabtec’s reports filed with the SEC, including Wabtec’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, periodic current reports on Form 8-K and other documents filed with the SEC.

The foregoing list of important factors is not exclusive. Wabtec does not undertake any obligation to update any forward-looking statements, whether as a result of new information or development, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our Common Stock. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the documents that we incorporate by reference into this prospectus, before making an investment decision.

The Company

Wabtec is one of the world’s largest providers of value-added, technology-based equipment, systems and services for the global passenger transit and freight rail industries. We believe we hold a leading market share for many of our core product lines globally. Our highly engineered products, which are intended to enhance safety, improve productivity and reduce maintenance costs for customers, can be found on most locomotives, freight cars, passenger transit cars and buses around the world. We provide our products and services through two principal business segments, the Transit Segment and the Freight Segment.

The Transit Segment primarily manufactures and services components for new and existing passenger transit vehicles, typically regional trains, high speed trains, subway cars, light-rail vehicles and buses; supplies rail control and infrastructure products including electronics, positive train control equipment, and signal design and engineering services; builds new commuter locomotives; and refurbishes passenger transit vehicles. Customers include public transit authorities and municipalities, leasing companies and manufacturers of passenger transit vehicles and buses around the world. Demand in the transit market is primarily driven by general economic conditions, passenger ridership levels, government spending on public transportation and investment in new rolling stock.

The Freight Segment primarily manufactures and services components for new and existing locomotives and freight cars; supplies rail control and infrastructure products including electronics, positive train control equipment and signal design and engineering services; overhauls locomotives; and provides heat exchangers and cooling systems for rail and other industrial markets. Customers include large, publicly traded railroads, leasing companies, manufacturers of original equipment such as locomotives and freight cars and utilities. Demand is primarily driven by general economic conditions and industrial activity; traffic volumes, as measured by freight carloadings; investment in new technologies; and deliveries of new locomotives and freight cars.

Westinghouse Air Brake Technologies Corporation is a Delaware corporation. Our executive offices are located at 1001 Air Brake Avenue, Wilmerding, PA 15148-0001, and our telephone number at that location is (412) 825-1000. Our website address is https://www.WabtecCorp.com or https://www.wabtec.com. The information contained on our website, other than the documents incorporated by reference into this prospectus, is not a part of or incorporated by reference into this prospectus.

The Combination with GE Transportation

On February 25, 2019, in accordance with the terms and conditions of the agreements relating to the GET transactions, we consummated the combination of Wabtec and GE Transportation. Pursuant to the terms of the transaction agreements, Wabtec issued 46,763,975 shares of Common Stock to the holders of GE common stock, 19,018,207 shares of Common Stock to GE and 10,000 shares of Series A Preferred Stock to GE, and made a cash payment to GE of $2.85 billion. Immediately after the consummation of the GET transactions, approximately 49.2% of the outstanding shares of Common Stock was held collectively by GE and record-date holders of GE common stock (with 9.9% held by GE directly in the form of shares of Common Stock and 15% underlying the shares of Series A Preferred Stock held by GE, which are convertible into shares of Common Stock) and approximately 50.8% of the outstanding shares of Common Stock was held by pre-transaction Wabtec stockholders, in each case calculated on a fully-diluted, as-converted and as-exercised basis. Following the GET transactions, GE also retained 15,000 shares of Class A non-voting preferred stock of SpinCo, and Wabtec held 10,000 shares of Class B non-voting preferred stock of SpinCo.

The Offering

Common Stock offered by the selling stockholder:
19,018,207 shares of Common Stock
Common Stock offered by the selling stockholder upon conversion of Series A Preferred Stock:
28,815,464 shares of Common Stock (10,000 shares of Series A Preferred Stock)
Our Common Stock is listed on the New York Stock Exchange under the symbol:
WAB
Use of proceeds:
All of the shares being offered under this prospectus are being sold by the selling stockholder. Accordingly, we will not receive any proceeds from the sale of these shares.
Risk factors:
You should read the section entitled “Risk Factors” beginning on page 7 of this prospectus, as well as other cautionary statements throughout or incorporated by reference in this prospectus, before deciding whether to invest in our Common Stock.

RISK FACTORS

An investment in our Common Stock involves risks. Before deciding whether to purchase any of our securities, you should carefully consider the risks involved in an investment in our securities, as set forth in Item 1A, Risk Factors, in our Annual Report on Form 10-K for our fiscal year ended December 31, 2018, and the other risks described in any prospectus supplement or in any of the documents incorporated by reference in this prospectus. These risks are not the only ones we will face. The risks and uncertainties that we discuss in any document incorporated by reference in this prospectus are those that we believed as of the date of the document to be risks which may materially affect our company. Additional risks and uncertainties not then known to us or that we then believed to be immaterial also may materially and adversely affect our business, financial condition and results of operations. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

The selling stockholder may make offers and sales pursuant to this prospectus and any applicable prospectus supplement. We will not receive any proceeds from the sale or other disposition by the selling stockholder of the shares covered hereby.

SELLING STOCKHOLDER

Pursuant to this prospectus and any applicable prospectus supplement, the selling stockholder is offering for resale up to 47,833,671 shares of Common Stock (of which, 28,815,464 shares will be issuable upon the sale and immediate conversion of Series A Preferred Stock (or fractional interests therein)). The securities being offered were issued to the selling stockholder in connection with the GET transactions. The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the shares of Common Stock and Series A Preferred Stock being registered.

We are registering the shares of Common Stock and Series A Preferred Stock being offered hereby pursuant to our obligations to do so under a Shareholders Agreement (the “Shareholders Agreement”), dated as of February 25, 2019, by and among Wabtec and GE. The Shareholders Agreement was entered into in connection with the GET transactions.

To our knowledge, except as may be disclosed in a prospectus supplement, the selling stockholder has not, and within the past three years has not had, any position, office or other material relationship with us or any of our affiliates, except that GE (i) entered into agreements with us in connection with our combination with GE Transportation and (ii) has or had commercial arrangements with us in the ordinary course of business.

We have prepared the following table based on information given to us by, or on behalf of, the selling stockholder on or before the date hereof with respect to the beneficial ownership of the shares of our Common Stock and Series A Preferred Stock held by the selling stockholder as of April 26, 2019, determined in accordance with Rule 13d-3 under the Exchange Act. Under such rule, beneficial ownership includes any shares over which the selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days of such date through the exercise of any options, warrants or other rights. Except as otherwise indicated, we believe that the selling stockholder has sole voting and investment power with respect to all shares of Common Stock and Series A Preferred Stock shown as beneficially owned by it. The beneficial ownership information presented in this table is not necessarily indicative of beneficial ownership for any other purpose. We have not independently verified this information.

Because the selling stockholder may sell, transfer or otherwise dispose of all, some or none of the shares of our Common Stock or Series A Preferred Stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholder, or the amount or percentage of shares of our Common Stock or Series A Preferred Stock that will be held by the selling stockholder upon termination of any particular offering. See the section of this prospectus captioned “Plan of Distribution” for additional information. For purposes of the “After the Offering” columns in the table below, we assume that the selling stockholder will sell all of its shares of Common Stock and Series A Preferred Stock covered by this prospectus.

In the table below, the percentage of shares beneficially owned is based on 10,000 shares of our Series A Preferred Stock outstanding and 162,817,600 shares of our Common Stock outstanding as of March 31, 2019 (resulting in a total of 191,633,064 shares of Common Stock on an as-converted basis).

	Prior to the Offering						After the Offering
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding(2)	Number of Shares of Series A Preferred Stock Beneficially Owned	Percent of Shares of Series A Preferred Stock Outstanding	Number of Shares of Common Stock Being Registered for Resale	Number of Shares of Series A Preferred Stock Being Registered for Resale	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding	Number of Shares of Series A Preferred Stock Beneficially Owned	Percent of Shares of Series A Preferred Stock Outstanding
General Electric Company(1)	47,833,671	25.0%	10,000	100.0%	47,833,671	10,000	—	0.0%	—	0.0%
(1)	General Electric Company is a corporation incorporated under the laws of the State of New York. The principal business of GE is providing global diversified infrastructure and financial services. The principal business address and principal office address of General Electric Company is 41 Farnsworth Street, Boston, Massachusetts 02210.
(2)	Calculated on an as-converted basis.

PLAN OF DISTRIBUTION

The offered securities are being registered to permit the selling stockholder the ability to offer and sell the offered securities from time to time after the date of this prospectus. The securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to prevailing market prices at the time of sale or at privately negotiated prices. These prices will be determined by the selling stockholder or by agreement between such holder and underwriters or broker-dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods (or through a combination of any of these method), including the following:

•	underwritten transactions;
•	privately negotiated transactions;
•	sales through the New York Stock Exchange or on any national securities exchange or quotation service or over-the-counter market;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	agreements between agents or broker-dealers and the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	purchases by an agent or a broker-dealer as principal and resale by such agent or broker-dealer for its account;
•	block trades (which may involve crosses) in which a broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	short sales effected after the date the registration statement of which this prospectus is a part is becomes effective;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling stockholder effects such transactions by selling shares of Common Stock or Series A Preferred Stock offered hereby to or through broker-dealers or agents, such broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of Common Stock or Series A Preferred Stock offered hereby for whom they may act as agent or to whom they may sell as principal. In connection with sales of the shares of Common Stock offered hereby or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock offered hereby in the course of hedging in positions they assume. The selling stockholder may also sell shares of Common Stock offered hereby short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of Common Stock offered hereby to broker-dealers that in turn may sell such shares.

In addition, if the selling stockholder effects any such transactions set forth above by selling shares of Series A Preferred Stock, the shares of Series A Preferred Stock will not be transferred directly to purchasers thereof; such shares of Series A Preferred Stock will instead be received by the conversion agent for the benefit of the purchasers thereof and such purchasers will receive shares of Common Stock upon conversion of the Series A Preferred Stock.

The selling stockholder may pledge or grant a security interest in some or all of the shares of Common Stock and Series A Preferred Stock offered hereby and owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of Common Stock or Series A Preferred Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the selling stockholder list to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholder, as well as any broker-dealer participating in the distribution of the shares of Common Stock or Series A Preferred Stock offered hereby, may be deemed to be “underwriter(s)” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot offered securities, thereby creating a short position in the underwriters’ account. Syndicate covering transactions involve purchases of offered securities in the open market after the distribution has been completed to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

At the time a particular offering of the shares of Common Stock or Series A Preferred Stock offered hereby is made, a prospectus supplement, if required, will be distributed, which will set forth the names of the selling stockholder(s), the aggregate amount of shares of Common Stock and/or Series A Preferred Stock being offered and the terms of the offering, including, to the extent required, the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

The aggregate proceeds to the selling stockholder from the sale of Common Stock and Series A Preferred Stock offered by it hereby will be the purchase price of the Common Stock or Series A Preferred Stock, as applicable, less discounts and commissions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock or Series A Preferred Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Under the securities laws of some states, the shares of Common Stock and Series A Preferred Stock offered hereby may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock and Series A Preferred Stock offered hereby may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of Common Stock or Series A Preferred Stock registered pursuant to the registration statement of which this prospectus forms a part. Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, the selling stockholder may transfer, devise or gift shares of Common Stock or Series A Preferred Stock by other means not described in this prospectus.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock and Series A Preferred Stock offered hereby by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock and Series A Preferred Stock offered hereby to engage in market-making activities with respect to the shares of Common Stock and Series A Preferred Stock offered hereby. All of the foregoing may affect the marketability of the shares of Common Stock and Series A Preferred Stock offered hereby and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock and Series A Preferred Stock offered hereby.

The selling stockholder has agreed to pay all fees and expenses incurred in connection with this registration pursuant to the Shareholders Agreement, including all registration and filing fees, printing and delivery expenses, fees and disbursements of counsel for the selling stockholder and all underwriting discounts, selling commissions and transfer taxes applicable to the sale of the securities offered hereby; provided, however, that we will be responsible for our internal expenses (including all salaries and expenses of our officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses and fees, if applicable, for listing the securities offered hereby on a securities exchange and the fees and disbursements of our counsel and all independent certified public accounts and other persons retained by us. We have agreed to indemnify the selling stockholder against certain losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement (collectively, the “Losses”), including liabilities under the Securities Act. Pursuant to the Shareholders Agreement, and to the extent permitted by applicable law, we may be indemnified by the selling stockholder against Losses, including liabilities under the Securities Act, that may arise from written information furnished to us by the selling stockholder specifically for use in the registration statement of which this prospectus forms a part. To the extent permitted by applicable law, the selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of shares of Common Stock or Series A Preferred Stock against certain liabilities, including liabilities under the Securities Act.

Subject to certain terms and conditions of the Shareholders Agreement, we may restrict or suspend for certain periods of time offers and sales or other dispositions of the shares of Common Stock and Series A Preferred Stock under the registration statement of which this prospectus forms a part. In the event of such restriction or suspension, the selling stockholder will not be able to offer or sell or otherwise dispose of the shares of Common Stock or Series A Preferred Stock under the registration statement during such period.

Once sold under the registration statement of which this prospectus forms a part, the shares of Common Stock offered hereby will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF WABTEC CAPITAL SECURITIES

The rights of holders of Common Stock and Series A Preferred Stock are governed by, as applicable, Delaware law, the Restated Certificate of Incorporation of Wabtec, as amended (the “Wabtec Charter”), the Bylaws of Wabtec, as amended (the “Wabtec Bylaws”), and the Certificate of Designations of Series A Non-Voting Convertible Preferred Stock of Wabtec (the “Certificate of Designations”). For information on how to obtain a copy of the Wabtec Charter, the Wabtec Bylaws and the Certificate of Designations, see “Where You Can Find More Information.”

The following descriptions of the Common Stock and Series A Preferred Stock do not purport to be complete and are subject to, and qualified in their entirety by reference to, as applicable, the complete text of the Wabtec Charter, the Wabtec Bylaws and the Certificate of Designations.

General

As of the date of this prospectus, Wabtec’s authorized capital stock consists of 501,000,000 shares of capital stock, consisting of up to 500,000,000 shares of Common Stock and up to 1,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. As of March 31, 2019, there were 162,817,600 shares of Common Stock issued and outstanding and Wabtec had reserved 1,951,722 additional shares of Common Stock for issuance under its stock compensation plans. As of March 31, 2019, there were 10,000 shares of Series A Preferred Stock issued and outstanding.

Common Stock

Dividends. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Wabtec board of directors, out of funds legally available for their payment subject to the rights of holders of Wabtec preferred stock.

Voting Rights. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of Wabtec stockholders. There are no cumulative voting rights associated with the Common Stock.

Rights Upon Liquidation. In the event of Wabtec’s voluntary or involuntary liquidation, dissolution or winding up, the holders of Common Stock will be entitled to share equally in any of Wabtec’s assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of the outstanding shares of Wabtec preferred stock have received their liquidation preferences in full.

Miscellaneous. The outstanding shares of Common Stock are fully paid and nonassessable. The holders of Common Stock are not entitled to preemptive or redemption rights. There are no sinking fund provisions applicable to the Common Stock. Shares of Common Stock are not convertible into shares of any other class of capital stock. EQ Shareowner Services is the transfer agent and registrar for the Common Stock.

Stock Exchange Listing. The Common Stock is listed on the New York Stock Exchange and trades under the symbol “WAB.”

Preferred Stock

The Wabtec Charter expressly authorizes the Wabtec board of directors, subject to any limitations prescribed by law and without further stockholder action, to provide for the issuance of up to 1,000,000 shares of preferred stock in one or more series from time to time. In addition, the Wabtec board of directors is authorized to establish from time to time the number of shares to be included in each series of preferred stock and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each series of preferred stock.

Series A Preferred Stock

On February 25, 2019, Wabtec filed the Certificate of Designations with the Secretary of State of the State of Delaware, establishing the designations, rights, privileges, restrictions, preferences and other terms relating to the Series A Preferred Stock. The Certificate of Designations became effective with the Secretary of State of the State of Delaware upon filing. A copy of the Certificate of Designations is attached as Exhibit 3.5 to the registration statement of which this prospectus forms a part.

Ranking. The Series A Preferred Stock, with respect to rights upon the liquidation, dissolution or winding up of Wabtec, ranks senior to the Common Stock and to all other classes or series of equity securities of Wabtec.

Dividends and Distributions. If Wabtec declares or makes any dividend or distribution on Common Stock (including, without limitation, any distribution of cash, stock or other securities, property or rights, options or warrants by way of a dividend, distribution, spin-off, reclassification or other similar transaction, but excluding any dividend or distribution consisting solely of shares of Common Stock), holders of Series A Preferred Stock will be entitled to receive such dividend or distribution at the same time as, and on a pro rata, as converted, basis with, holders of the Common Stock. For each share of Series A Preferred Stock held, the holder will receive the same dividend or distribution as if such holder held a number of shares of Common Stock equal to the Conversion Rate (as defined below) as in effect on the record date for such dividend or distribution.

Terms of Conversion. Each share (or fractional interest therein) of Series A Preferred stock will automatically convert, at the Conversion Rate (as defined below), into the right to receive Common Stock upon the (1) sale or other transfer (excluding any bona fide pledge) of such share (or fractional interest therein) to a third party that is not an affiliate of GE, (2) distribution of such share (or fractional interest therein) as part of a pro rata distribution of shares of Series A Preferred Stock to the holders of GE’s common stock or (3) exchange of such share (or fractional interest therein) as part of an exchange offer with the holders of GE’s common stock by GE for the Series A Preferred Stock (each, a “Conversion Event”). Shares (or fractional interests therein) of Series A Preferred Stock are not convertible into Common Stock at any time at which they are beneficially owned by GE or its subsidiaries. Upon the acquisition of beneficial ownership of a share (or fractional interest therein) of Series A Preferred Stock by a purchaser, transferee or recipient in a Conversion Event, such share (or fractional interest therein) of Series A Preferred Stock will automatically convert into the right to receive Common Stock at a “Conversion Rate” equal to 2,881.5464 shares of Common Stock for each share of Series A Preferred Stock (subject to proportional adjustment in the event of any share split or combination of the Common Stock or any issuance of Common Stock as a dividend or distribution on the Common Stock). Shares of Series A Preferred Stock will not be transferred directly to purchasers thereof; such shares of Series A Preferred Stock will instead be received by the conversion agent for the benefit of the purchasers thereof and such purchasers will receive shares of Common Stock upon conversion of the Series A Preferred Stock. No fractional shares of Common Stock will be issued upon the conversion of any shares of Series A Preferred Stock, and any such fractional shares to which the purchaser, transferee or recipient would otherwise be entitled to receive will be aggregated by the conversion agent and the whole shares obtained thereby will be sold on the open market, with the net proceeds thereof to be made available on a pro rata basis.

Redemption. Wabtec does not have the right to redeem the Series A Preferred Stock at its option. The holders of the Series A Preferred Stock do not have the right to require Wabtec to redeem the Series A Preferred Stock at their option. If Wabtec and the holders of the Series A Preferred Stock agree, Wabtec may purchase or otherwise acquire (including in an exchange transaction) shares of Series A Preferred Stock from time to time in negotiated repurchases, by tender or exchange offer or otherwise.

Voting Rights. The holders of Series A Preferred Stock do not have any voting rights, except for certain class voting rights set forth in the Certificate of Designations or as otherwise required by applicable law.

Liquidation Rights. Upon any liquidation, dissolution or winding up of Wabtec, the holders of Series A Preferred Stock are entitled to receive (1) a liquidation preference of $100.00 per share plus (2) a share of the assets of Wabtec legally available for distribution to its stockholders, after satisfaction of liabilities owed to Wabtec’s creditors and payment of the liquidation preference pursuant to clause (1), on a pro rata, as converted, basis with the holders of Common Stock.

Certain Covenants: Wabtec may not consumate a binding share exchange or reclassification involving the Series A Preferred Stock or merge or consolidate with any other person unless the Series A Preferred Stock either remains outstanding or is exchanged for equivalent securities of the surviving or acquiring company and, in each case, the Series A Preferred Stock or such equivalent securities have such rights, preferences, privileges and powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and powers of the Series A Preferred Stock immediately prior to such consummation, taken as a whole. Each holder of Series A Preferred Stock is entitled to (i) participate in any tender or exchange offer for shares of Common Stock made by Wabtec or its subsidiaries and (ii) exercise any rights, options or warrants received as a the dividend and distribution or Common Stock, in each case, as if such holder held the number of shares of Common Stock into which such holder’s shares of Series A Preferred Stock are convertible (or would be convertible upon a Conversion Event).

Recapitalizations, Reclassifications and Changes of Common Stock. In the event of (i) any consolidation or merger of Wabtec with or into another person; (ii) any sale, transfer, lease or conveyance to another person of all or substantially all of the consolidated property and assets of Wabtec and its subsidiaries; (iii) any reclassification of Common Stock; or (iv) any statutory exchange of Common Stock with another person (other than in connection with a merger or acquisition), in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (each, a “Reorganization Event”), each share (or fraction of a share) of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will become convertible into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) that the holder would have been entitled to receive if such share (or fraction of a share) had been converted into Common Stock immediately prior to such Reorganization Event.

Miscellaneous. The outstanding shares of Series A Preferred Stock are fully paid and nonassessable. The holders of Series A Preferred Stock are not entitled to preemptive rights. There are no sinking fund provisions applicable to the Series A Preferred Stock. EQ Shareowner Services is the transfer agent, registrar and conversion and dividend disbursing agent for the Series A Preferred Stock.

Special Charter Provisions

The Wabtec Charter and the Wabtec Bylaws contain various provisions that may discourage or delay attempts to gain control of Wabtec. For example:

•	the Wabtec board of directors is classified into three classes, with one class elected each year to serve a three-year term;
•	the Wabtec Bylaws require the Nominating and Corporate Governance Committee to nominate (a) William E. Kassling (so long as Mr. Kassling is able and willing to serve and members of his immediate family and their affiliates collectively and beneficially own at least 50% of the shares of common stock of Wabtec beneficially owned by Mr. Kassling immediately after the closing of the stock purchase transaction governed by the stock purchase agreement dated as of March 5, 1997 and described in the Current Report on Form 8-K filed by Wabtec on April 11, 1997) and (b) Emilio A. Fernandez (so long as Mr. Fernandez is able and willing to serve and Mr. Fernandez and his immediate family and their affiliates collectively and beneficially own at least 50% of the shares of common stock of Wabtec delivered by Wabtec pursuant to that certain Asset Purchase Agreement dated as of January 23, 1995 by and among Wabtec, Pulse Acquisition Corporation, Pulse Electronics, Incorporated and Pulse Embedded Computer Systems, Inc., which was filed as an exhibit to Wabtec’s Registration Statement on Form S-1 (Registration No. 33-90866)). The Wabtec Corporate Governance Guidelines, amended as of May 15, 2018, provide for the resignation of directors from the Wabtec board of directors upon reaching the age of 75;
•	except as otherwise provided by applicable law, the Wabtec Charter or the Wabtec Bylaws may be altered, amended or repealed by the stockholders at any annual or special meeting or by action of the Wabtec board of directors;
•	special meetings of the stockholders may be called at any time by the Chairman of the Wabtec board of directors, the Chief Executive Officer, a majority of the Wabtec board of directors or stockholders owning not less than 25% of the capital stock of Wabtec’s issued and outstanding capital stock entitled to vote and may not be called by any other person or persons or in any other manner; and
•	stockholders must provide advance notice if they wish to submit a proposal or nominate candidates for director at Wabtec’s annual meeting of stockholders.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Jones Day.

EXPERTS

The combined financial statements of GE Transportation as of December 31, 2018 and 2017, and for each of the three years in the three-year period ended December 31, 2018, have been incorporated by reference herein and in the registration statement in reliance upon the report by KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Westinghouse Air Brake Technologies Corporation appearing in Westinghouse Air Brake Technologies Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2018, as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018 (including the schedule appearing therein), and the effectiveness of Westinghouse Air Brake Technologies Corporation’s internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference, which as to the year 2016 is based in part on the report of PricewaterhouseCoopers Audit, independent registered public accounting firm. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The audited financial statements of Faiveley Transport S.A. for the period from November 30, 2016 to December 31, 2016, not separately incorporated by reference herein, have been audited by PricewaterhouseCoopers Audit, an independent registered public accounting firm, whose report thereon is incorporated by reference herein. The audited financial statements of Westinghouse Air Brake Technologies Corporation to the extent they relate to Faiveley Transport S.A. have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

12,500,000 Shares of Common Stock

PROSPECTUS SUPPLEMENT

            , 2019

Morgan Stanley

Goldman Sachs & Co. LLC

BofA Merrill Lynch

Citigroup